Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-281164) on Form S-3 and (Nos. 333-196383, 333-196384, 333-196385, and 333-279679) on Form S-8 of our report dated February 26, 2025, with respect to the consolidated financial statements of MGP Ingredients, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Kansas City, Missouri
February 26, 2025